EXHIBIT 99.2

515 North State Street Suite 2225 Chicago, Illinois 60654 312.595.9123 • FAX: 312-595.9122 www.femalehealth.com

December 5, 2013

Ms. Karen King
725 Cornelia Street
Boonton, NJ  07005

Dear Karen:

I am pleased to extend an offer to you to join The Female Health Company (the "Company") as President and Chief Executive Officer. You would join the Company January 20, 2014 as President and Chief Executive Officer (your "start date").  In the position of President and Chief Executive Officer you will be responsible for leading the company in a manner that positively contributes to world healthcare and returns value to the Company's shareholders.  As the Chief Executive Officer, you will be responsible for keeping the Company compliant with applicable Securities and Exchange Commission and NASDAQ requirements.

You will report directly to the Board of Directors of The Female Health Company.

The specifics of our offer include the following during the term of your employment commencing on the start date:

Annual Base Salary:	$350,000

Long term incentive:	A grant of 50,000 shares of restricted stock under the Company's 2008 Stock Incentive Plan on the start date. The restriction on one-third (16,667) of the shares will lapse and the shares will vest on the second anniversary of the start date. The remaining two-thirds (33,333) of the shares will vest on the third anniversary of the start date. If you terminate your employment for any reason or if the Company terminates your employment for "cause" (as defined in the 2008 Stock Incentive Plan) prior to such vesting dates, any unvested shares would be forfeited. The restricted stock will automatically vest upon the consummation of any transaction that is a "change of control" (as defined in your Change of Control Agreement).

Bonus:	You will be eligible to receive a bonus of a certain number of shares of common stock, or at the Company's option, the cash equivalent of such shares, based on the average closing price of the Company’s stock over the last ten trading days of each fiscal year, contingent on the Company achieving its unit and operating income targets for each fiscal year. For fiscal year 2014, the bonus award will be based on the value of 35,000 shares of FHC stock pro-rated for the portion of the fiscal year during which you serve as President and C.E.O. For fiscal year 2015, the bonus target will be the equivalent of 40,000 shares of FHC stock. The bonus target for fiscal year 2016 will be the equivalent of 45,000 shares of FHC stock. You agree that you will be subject to the clawback provision set forth on Exhibit A hereto.

Group Health Insurance:	You will be eligible to participate in the US health and dental insurance program which is paid for by the Company, or receive reimbursement for your participation in a similar plan.

Vacation:	4 weeks paid vacation per year; holidays as defined for US employees.

Expenses:	The Company will reimburse you for all reasonable and documented expenses associated with Company business. Company policy is that we travel economy class without prior approval to travel business class for a particularly lengthy flight.

Relocation:	The Company will reimburse you for reasonable relocation expense for your move to the Chicago area in an amount not to exceed $17,651.93.

In addition as a member of the Executive Operating Committee you will be covered by a Change of Control Agreement, which will be executed as of the start date.

The Female Health Company is making a significant contribution to world health.  In the position of President and Chief Executive Officer, you will play a major role in expanding this accomplishment.  I know that you will be successful in this position and I look forward to having you as a key member of our team.

If the terms and conditions of this offer are acceptable to you, please execute the enclosed copy of this letter in the space provided and return it to me by _________, 2013.

Yours truly,

/s/ O.B. Parrish

O. B. Parrish
Chairman and CEO

Accepted /s/ Karen King

Date      December 5, 2013

Exhibit A

Clawback Provision

In the event of a restatement of all or any part of the Company's financial results (other than due to a change in applicable accounting rules or interpretations) resulting from any non-compliance by the Company with any financial reporting requirement under the federal securities laws, if the result of such restatement is that any bonus paid to you (the "Paid Bonus") by the Company during the three years preceding the date of such restatement would have been lower had it been calculated based on the restated results (such lower amount, the "Adjusted Bonus") and you engaged in any fraud or intentional misconduct which materially contributed to the need for such restatement, then the Company may, in its sole discretion, recover from you an amount equal to the difference between all such Paid Bonuses and all such Adjusted Bonuses (the "Excess Bonuses").  If the Company seeks such recovery of any Excess Bonuses, it shall make written demand to you and if you do not pay the amount of such Excess Bonuses within 90 days after such demand the Company may seek a court order or other appropriate legal action against you.  The amount of any Excess Bonuses shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations.  All good faith determinations by the Compensation Committee with respect to any Excess Bonuses shall be final and binding on you and the Company.  The rights of the Company under this paragraph shall terminate following a Change of Control (as defined in your Change of Control Agreement).

Notwithstanding anything herein to the contrary, it is intended that this clawback provision be administered in a manner that complies in all respects with applicable laws, rules and regulations and securities exchange listing requirements, including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd Frank Act").  Section 954 of the Dodd-Frank Act requires the Securities and Exchange Commission by rule to direct national securities exchanges to adopt listing requirements that require listed companies to implement clawback policies, and it is likely that the final rules under Section 954 of the Dodd-Frank Act will require the Company to adopt a clawback policy that is different than the provisions set forth herein.  You hereby authorize the Company to amend this clawback provision (or replace it with a new clawback policy applicable to other executives as well as you) as it may reasonably deem to be necessary or appropriate to comply with the Dodd-Frank Act and other applicable laws, rules and regulations and securities exchange listing requirements, and you agree to execute an acknowledgment of any such amendment or new policy if requested to do so by the Company.